Exhibit 10.09

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is made as of September 24, 2001 (the “Effective Date”) by and between EBAY INC., a Delaware corporation located at 2145 Hamilton Avenue, San Jose CA 95125 (“eBay”), and MERCADOLIBRE, INC. a Delaware corporation located at Thames 121, 2o. piso, San Isidro, B1609JUC, Acassuso 1609, Argentina (“MercadoLibre”).

BACKGROUND

In connection with the purchase of Series E-l Preferred Stock and Series E-2 Preferred Stock of MercadoLibre by eBay pursuant to the parties’ Securities Purchase Agreement dated as of the date hereof, and the sale of iBazar Com Ltda by eBay to MercadoLibre pursuant to the Quota Purchase Agreement dated as of the date hereof, the parties would like to establish a strategic relationship in which eBay would promote MercadoLibre on eBay’s web site and eBay would assist MercadoLibre in developing its operations in Latin America.

The parties therefore agree as follows:

AGREEMENT

1. OBLIGATIONS.

1.1 Links. eBay will include on the home page of its web site (http://www.ebay.com, the “eBay Site”) at least one, but not more than three, hyperlink(s) (collectively the “Link to MercadoLibre”) to the home page of those MercadoLibre web sites requested by MercadoLibre (“MercadoLibre Linked Site(s)”). After consultation with MercadoLibre, eBay will determine, in its discretion, the target URL address, content, size, and placement of the Link to MercadoLibre. MercadoLibre will include on the home pages of the MercadoLibre web sites that provide Internet Trading Services (as defined in Section 4.1) (the “MercadoLibre Site(s)”), a hyperlink to the eBay home page (the “Link to eBay”). After consultation with eBay, MercadoLibre will determine, in its discretion, the content, size, and placement of the Link to eBay. For purposes of this Agreement, “Site(s)” means, with respect to eBay, the eBay Site, and with respect to MercadoLibre, the MercadoLibre Site(s). Each party (the linking party) reserves the right to immediately remove the hyperlink(s) to the other party’s (the linked party’s) Site(s) (without notice and in the linking party’s sale discretion), if the linked party breaches any of its obligations in the Agreement or if the linking party reasonably believes that the actions of the linked party may cause legal liability for the linking party. However, the linking party will replace such hyperlink(s) if and when (in the linking party’s discretion) the linked party has cured such breach or the risk of such legal liability for the linking party has abated.

1.2 User Data. Each party covenants that it will (a) adhere to its own privacy policy, which it represents reflects the best practices in the markets in which it offers its Internet Trading Service and (b) not target or solicit users of the other party’s Site for marketing or registration on the basis of their status as users of the other party’s Site. Notwithstanding the foregoing, each party may enable the registration of users when such users link to that party’s Site (using the Link to MercadoLibre or the Link to eBay, as applicable). The parties will not share user data with each other.

1.3 Business Development.

1.3.1. Quarterly Meetings. The parties will jointly schedule a meeting at least once during each fiscal quarter to discuss the business progress of MercadoLibre. In consultation with MercadoLibre, eBay will set the agenda and discussion topics for such meetings and MercadoLibre will use its commercially reasonable efforts to provide eBay with information regarding its business progress and other information relevant to the agenda and discussion topics of each meeting.

1.3.2. Information Exchange. The parties will use commercially reasonable efforts to jointly facilitate information exchange between the parties’ organizations in the area of Internet Trading Services (as defined in Section 4.1), which may include, without limitation, eBay’s strategy for (a) information technology development, (b) finding and developing on-line trading communities, (c) performing customer service, (d) furthering the liquidity of categories, (e) performing press communications that help in furthering an on-line trading community, and (f) increasing the monetization of the Site. eBay will determine, in its discretion, the types and content of information that it will share with MercadoLibre and the functional groups that will participate in such information exchange. The parties acknowledge that this information exchange will include Confidential Information (as defined in Section 3 (Confidentiality)). Each party will appoint a contact person to assist in this information exchange and communication between the parties.

1.3.3. Business Negotiations. eBay will use commercially reasonable efforts to assist MercadoLibre in negotiations with global business partners with whom eBay has business relationships where eBay reasonably determines that such assistance is commercially practicable. eBay will consult with MercadoLibre to identify appropriate opportunities in which eBay’s assistance may be commercially practicable.

1.3.4. Press Releases. eBay will use its commercially reasonable efforts to include MercadoLibre in its press releases whenever it is appropriate, in eBay’s discretion. Neither party shall issue any press releases or public statements concerning the existence or terms of this Strategic Alliance Agreement or any agreements to which it is related (including without limitation the Securities Purchase Agreement and the Quota Purchase Agreement) without the prior written consent of the other party (which will not be unreasonably withheld), except to the extent required for legal or regulatory compliance.

2. LICENSES.

2.1 Trademarks. Subject to the terms of this Agreement, eBay hereby grants to MercadoLibre a non-exclusive, limited, revocable, nonassignable, and royalty-free authorization to use those trademarks, service marks, branding elements, and other indicia of origin (“Marks”) owned by or licensed to eBay that are provided by eBay to MercadoLibre pursuant to this Agreement (the “eBay Marks”) in the Territory to provide the Link to eBay for other online promotions of eBay in a manner consistent with this Agreement, and for any off-line promotions approved in writing in advance (provided that any request will be deemed approved after five business days if notice of non-approval is not sent during such period). Subject to the terms of this Agreement, MercadoLibre hereby grants to eBay a non-exclusive, limited, worldwide, revocable, nonassignable, and royalty-free authorization to use those Marks owned by or licensed to MercadoLibre that are provided by MercadoLibre to eBay (the “MercadoLibre Marks”) to provide the Link to MercadoLibre, to promote MercadoLibre online in a manner consistent this Agreement, and for any off-line promotions approved in writing in advance (provided that any request will be deemed approved after five business days if notice of non-approval is not sent during such period).

2.2 Trademark Restrictions. The Mark licenses in Section 2.1 (Trademarks) are subject to the following restrictions. If the Mark licensor determines, in its reasonable discretion, that the licensee’s use of the licensor’s Marks tarnishes, blurs or dilutes the quality associated with such Marks or their associated goodwill, the Mark licensor may at its option terminate the foregoing license as to the objectionable use or in its entirety if the licensee does not cease such objectionable use within five (5) days’ written notice of breach. Title to and ownership of the licensor’s Marks shall remain with the licensor and its suppliers. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies provided by the Mark licensor to the licensee. The licensee shall not take any action inconsistent with the licensor’s ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in and inure to the benefit of the licensor. The licensee shall not form any combination marks with the licensor’s Marks. Without limiting the foregoing, the licensee will use the licensor’s Marks in conformance with the licensor’s trademark usage policies. MercadoLibre hereby admits and recognizes the renown of the eBay Marks worldwide.

2.3 Trade Secrets.

(a) Of eBay. Subject to the terms of this Agreement, eBay hereby grants MercadoLibre a nonexclusive and nonassignable license to internally use and reproduce the Confidential Information (as defined in Section 3 (Confidentiality)) disclosed by eBay to MercadoLibre pursuant to this Agreement in the Territory for the sole purpose of operating the MercadoLibre Site.

(b) Of MercadoLibre. Subject to the terms of this Agreement, MercadoLibre hereby grants eBay a nonexclusive and nonassignable license to internally use and reproduce the Confidential Information (as defined in Section 3 (Confidentiality)) disclosed by MercadoLibre to eBay pursuant to this Agreement for the sole purpose of providing eBay’s services to its users.

2.4 Intellectual Property Rights. Except as expressly set forth in the Agreement, no intellectual property rights are licensed, assigned or otherwise conferred under this Agreement. Each party shall maintain ownership of all its intellectual property rights.

3. CONFIDENTIALITY. Each party may disclose to the other party information that the disclosing party considers proprietary or confidential. For purposes of this Agreement, “Confidential Information” means any information disclosed by the disclosing party that is marked as proprietary or confidential (if disclosed in tangible form), identified as proprietary or confidential when disclosed (if disclosed in oral or visual form), or that the receiving party should reasonably know is considered confidential or proprietary by the disclosing party. The receiving party will hold all Confidential Information of the disclosing party in confidence and shall not disclose any such Confidential Information to any third party (except to third party contractors that are subject to confidentiality obligations no less restrictive than this Section 3) nor shall the receiving party use such Confidential Information for any purpose other than performance of its obligations under this Agreement; provided, however, that the obligations in this Section 3 (Confidentiality) shall not apply to Confidential Information that the receiving party can prove (a) was within the rightful possession of the receiving party, without a duty of confidentiality, prior to its disclosure, (b) was rightfully disclosed to the receiving party with no duty of confidentiality, (c) becomes, through no act or fault of the receiving party, publicly known, or (d) is independently developed by the receiving party without reference to the Confidential Information. In addition, the restriction on disclosure will not apply to the extent that Confidential Information is legally required to be disclosed to a court, government agency, or regulatory body, provided that the receiving party will notify the disclosing party of such disclosure requirement, providing a reasonable amount of time for the disclosing party to seek confidential treatment or a protective order for such Confidential Information.

4. TERRITORY.

4.1 Initial Period. For an initial period of three (3) years from the Effective Date (the “Initial Period”), neither eBay nor its subsidiaries will (a) make any direct investment in Deremate, Lokau, or any other company that provides a platform on the internet for auction-style trading (“Internet Trading Service,” which expressly excludes (without limitation) a platform on the internet for fixed-price trading if such platform does not also provide auction-style trading) predominantly based in and targeted to users in Mexico, Central America, South America, and the Caribbean countries listed in Exhibit A (collectively, the “Territory”), (b) launch any Internet Trading Service targeted to a specific country or countries in the Territory, or (c) launch a regional Internet Trading Service targeted at the Territory as a whole; provided, however, that eBay may invest in, acquire, or merge with any company providing an Internet Trading Service that is based in or targeted to users in the Territory if ten percent (10%) or less of such company’s worldwide revenues are comprised by the aggregate of the revenue of such Internet Trading Service in the Territory as a whole. eBay acknowledges that a material benefit for MercadoLibre to enter into this Agreement and the Quota Purchase Agreement is the benefit that MercadoLibre will receive from the covenants of eBay contained in this Section 4.1 (as may be extended in Section 4.2).

4.2 Extension.

(a) If MercadoLibre (which, for the purposes of this Section 4.2 only, includes its wholly-owned subsidiaries) holds the Leading Market Position in Internet Trading Services at the end of the Initial Period in each of Brazil, Mexico, and Argentina, eBay’s obligations in Section 4.1 (Initial Period) will be extended for an additional two (2) years upon the conclusion of the Initial Period. The determination of Leading Market Position will be made in accordance with this Section 4.2 and through commercially reasonable means, including but not limited to data sampling from the MercadoLibre Sites and competitor sites, audit data, and other research.

(b) MercadoLibre warrants that it will not take any actions to artificially inflate GMS or Revenue. The parties will collect data relevant to the Leading Market Position calculation during the last fun calendar month prior to the end of the Initial Period and will make the determination of Leading Market Position before the expiration of the Initial Period. If the Initial Period is extended in accordance with 4.2(a), eBay will reserve the right to re-evaluate whether MercadoLibre holds the Leading Market Position as defined in Section 4.2(c), based on data collected in any calendar month within the first three full calendar months after the Initial Period. If such re-evaluation concludes that MercadoLibre no longer holds the Leading Market Position, eBay will have the right to terminate its obligations under this Section 4.

(c) For the purposes of this Section 4.2, “Leading Market Position” means that MercadoLibre has both (1) higher GMS and (2) higher Revenue than any competitor. “GMS” (or “gross merchandise sales”) is calculated by aggregating the value of all transactions valued at US$10,000 or less on the MercadoLibre Sites targeted at the applicable country for which GMS is being calculated; for the avoidance of doubt, any and all transactions of over US$10,000 are excluded from GMS. “Revenue” means net revenue from MercadoLibre’s Internet Trading Service, calculated consistent with United States Generally Accepted Accounting Principles (US GAAP).

4.3 Records and Audits. During the Initial Period and any extension of same as provided in Section 4.2, MercadoLibre will maintain complete and accurate books of account and records relating to GMS and revenue, and eBay will have the right (no more than quarterly), upon prior written notice, to examine, audit, and take extracts from the MercadoLibre’s books and records (which shall be treated as MercadoLibre’s Confidential Information as provided in Section 3 (Confidentiality)).

5. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY INFORMATION OR MARKS PROVIDED BY EITHER PARTY UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY INFORMATION, MARKS, OR OTHER MATERIALS PROVIDED HEREUNDER, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, OR QUIET ENJOYMENT, AND ANY OTHER IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR PERFORMANCE. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE ON ANY WARRANTY OR REPRESENTATION EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

6. LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF SECTION 2 (LICENSES) OR SECTION 3 (CONFIDENTIALITY) OR FOR AN INTENTIONAL OR GROSS NEGLIGENCE TORT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, OR WHETHER CAUSED BY THE FAULT OR NEGLIGENCE OF THAT PARTY, ITS EMPLOYEES, AGENTS, OR

SUBCONTRACTORS. CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUE, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OF OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

7. TERM AND TERMINATION. The Term of this Agreement will commence on the Effective Date and continue for as long as the obligations in Section 4 (Territory) are in effect. Either party may terminate the Agreement immediately upon written notice if the other party breaches a material term of the Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof. Sections 2.4 (Intellectual Property Rights), 3 (Confidentiality), 5 (Warranty Disclaimer), 6 (Limitation of Liability), 7 (Term and Termination), and 8 (General) will survive any termination or expiration of this Agreement. Except as provided in this Section 7, upon termination or expiration of the Agreement; all licenses terminate; each party will return to the other party any Confidential Information, Marks, and other materials provided to such party under the Agreement; and the employees or contractors of each party who have had access to the Confidential Information of the other party (including ideas, concepts, know-how or techniques contained therein) may continue to use any information retained in their memories.

8. GENERAL.

8.1 Governing Law. This Agreement shall be governed in all respects by New York law, excluding any conflict of laws principles that would require the application of the laws of another jurisdiction. The parties consent to the jurisdiction of and venue in the federal courts sitting in California, unless no federal jurisdiction exists, in which case the parties consent to jurisdiction and venue in the state courts in Santa Clara County, California. The parties hereby waive all defenses of lack of personal jurisdiction and forum non-conveniens. In any action or suit to enforce any right or remedy under the Agreement, or to interpret any provision of thereof, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees.

8.2 Assignment. Neither party may assign this Agreement in whole or in part without the prior written consent of the other party. Any purported assignment in violation of the foregoing will be null and void.

8.3 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, such provision shall be deemed to be restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remaining provisions will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

8.4 Force Majeure. Except as otherwise provided, if performance hereunder (other than payment of monies due) is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

8.5 Independent Contractors. The parties are independent contractors and no agency, partnership, joint venture, employee-employer or franchiser franchisee relationship is intended or created by this Agreement.

8.6 No Third Party Beneficiaries. The parties do not intend to create any rights or confer any benefits on any third parties, and nothing herein shall be so construed.

8.7 Equitable Relief. The parties acknowledge that a breach or a threatened breach of Section 2 (Licenses) or Section 3 (Confidentiality) may entitle the nonbreaching party to seek injunctive or other equitable relief. eBay acknowledges that its obligations regarding territorial exclusivity in Section 4.1 (as may be extended in accordance with Section 4.2) convey a unique and extraordinary benefit to MercadoLibre, that a breach or threatened breach by eBay of such obligations would not reasonably or adequately be compensated by damages in an action at law, and that a breach or threatened breach of any of the provisions of Section 4.1 by eBay would cause MercadoLibre irreparable injury and damage. By reason thereof, eBay agrees that MercadoLibre shall be entitled, in addition to any other remedies it may have under this Agreement, to preliminary and permanent injunctive relief and/or to specific performance of the terms and provisions of Section 4.1 or any other available equitable relief to prevent or curtail any breach or threatened breach of Section 4.1 of this Agreement. No specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of any other legal or equitable remedies in the event of such a breach.

8.8 Notice. Any notices intended to have a legal effect hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by a reputable overnight courier with tracking capabilities one (1) day after the date of mailing.

8.9 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. No changes or modifications to this Agreement will be effective unless and until made by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

eBay Inc.		MercadoLibre, Inc.

By:	/s/ Matthew Bannick	By:	/s/ Marcos Galperin
Name:	Matthew J. Bannick	Name:	Marcos Galperin
Title:	SVP & GM International	Title:	CEO